1940 Act File No. 811-10421

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-1A


                             REGISTRATION STATEMENT
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 10


                       BBH Common Settlement Fund II, Inc.
               (Exact Name of Registrant as Specified in Charter)

                        40 Water Street, Boston, MA 02109
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, including Area Code: (800) 625-5759

                                 John A. Nielsen
                        140 Broadway, New York, NY 10005
                     (Name and Address of Agent for Service)
                (Notices Should be Sent to the Agent for Service)

                                    Copy to:
                         John E. Baumgardner, Jr., Esq.
                               Sullivan & Cromwell
                   125 Broad Street, New York, New York 10004



Pursuant to Rule 8b-23, Registrant wishes to incorporate by reference Part A in its entirety, Items 10 and 12-21 of Part B and Part C in its entirety. Each of which were previously filed by the Registrant under Rule 8b-16 as Amendment No. 7 on October 24, 2003 and Item 3 of Part A which was previously filed by the Registrant under Rule 8b-16 as Amendment No. 9 on April 23, 2004.






BBH COMMON SETTLEMENT II FUND
-------------------------------------------------------------------------------
Supplement to the Offering Circular dated October 24, 2003.

Under  the  heading   entitled   "INVESTMENT   RESTRICTIONS  -   Non-Fundamental
Restrictions," the current disclosure shall be deleted and replaced with the following:

"NON-FUNDAMENTAL RESTRICTIONS: The Portfolio and the Fund may not as a matter of operating policy (except that the Fund may invest all of its assets in an open-end investment company with substantially the same investment objective, policies and restrictions as the Fund): (i) purchase more than 10% of all outstanding debt obligations of any one issuer (other than securities issued by the U.S. government, its agencies instrumentalities); (ii) invest more than 10% of its net assets (taken at the greater of cost or market value) in illiquid securities; (iii) purchase securities of other investment companies, except in connection with a merger, consolidation, reorganization or acquisition of assets, and except that each may invest in securities of other investment companies subject to the restrictions set forth in Section 12(d)(1) of the 1940 Act; or (iv) mortgage, pledge or hypothecate any assets except in connection with one or more borrowings described in Investment Restriction No. 3 and in amounts not to exceed 33 1/3% of the value of its total assets at the time of such borrowing. In addition, neither the Portfolio nor the Fund, as the case may be, will purchase securities while borrowings exceed 5% of its total assets. It is intended that any borrowing by the Portfolio or the Fund will be to facilitate the orderly sale of portfolio securities and/or to meet redemption requests, and will not be for investment purposes. These policies are non-fundamental and may be changed without shareholder approval."


                                                                    June 3, 2004

Brown Brothers Harriman
140 Broadway
New York, NY 10005
Cusip 05527N 102













                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, BBH Common Settlement Fund II, Inc. has duly caused this amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on the 3rd day of June, 2004.

                     BBH COMMON SETTLEMENT FUND II, INC.
                     By: /s/ JOHN A. NIELSON
                     (John A. Nielson, President)



Pursuant to the requirements of the Investment Company Act of 1940, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated above.

SIGNATURE                                                   TITLE

/s/ JOHN A. NIELSON                 President, Principal Executive Officer
(John A. Nielson)

/s/ JOSEPH V. SHIELDS, JR.          Trustee
(Joseph V. Shields, Jr.)

/s/ RICHARD L. CARPENTER            Trustee
(Richard L. Carpenter)

/s/ EUGENE P. BEARD                 Trustee
(Eugene P. Beard)

/s/ DAVID P. FELDMAN                Trustee
(David P. Feldman)

/s/ J. ANGUS IVORY                  Trustee
(J. Angus Ivory)

/s/ ALAN G. LOWY                    Trustee
(Alan G. Lowy)

/s/ ARTHUR D. MILTENBERGER          Trustee
(Arthur D. Miltenberger)

/s/ MICHAEL D. MARTINS              Treasurer, Principal Financial
(Michael D. Martins)                Officer and Principal
                                    Accounting Officer